Exhibit 5.1

601 Lexington Avenue New York, NY 10022 United States

+1 212 446 4800	Facsimile: +1 212 446 4900

www.kirkland.com

March 6, 2025

Clearwater Analytics Holdings, Inc.

777 W. Main Street

Suite 900

Boise ID 83702

Ladies and Gentlemen:

We are issuing this opinion in our capacity as counsel to Clearwater Analytics Holdings, Inc., a Delaware corporation (“Clearwater”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of the Registration Statement on Form S-4, first filed on or about February 11, 2025 (as amended or supplemented, the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offering by Clearwater of up to 28,578,152 shares of Class A common stock, par value $0.001 per share (the “Clearwater Class A Common Stock”), issuable pursuant to the Agreement and Plan of Merger, dated as of January 10, 2025 (as amended from time to time, the “Merger Agreement”), by and among Clearwater, Enfusion, Inc. (“Enfusion”), Enfusion Ltd. LLC (“Enfusion Operating Company”), Poseidon Acquirer, Inc., Poseidon Merger Sub I, Inc. (“Merger Sub”) and Poseidon Merger Sub II, LLC (Merger Sub II”) pursuant to which, among other things, (i) Merger Sub will merge with and into Enfusion (the “Merger”), with Enfusion surviving the Merger as a wholly-owned subsidiary of Clearwater, and (ii) Merger Sub II will merge with and into Enfusion Operating Company (the “LLC Merger” and, together with the Merger, the “Mergers”), with Enfusion Operating Company surviving the LLC Merger as a wholly-owned subsidiary of Clearwater. Certain shares of Clearwater Class A Common Stock to which the Registration Statement relates (the “Merger Consideration Shares”) are to be issued by Clearwater pursuant to the transactions contemplated by the Merger Agreement, and subject to the terms and conditions therein, to the holders of (i) Class A common stock, par value $0.001 per share, of Enfusion (“Enfusion Class A Common Stock”) and (ii) units of common limited liability company membership interest of Enfusion Operating Company (“Enfusion Common Unit”), each in connection with the Mergers. Additional shares of Clearwater Class A Common Stock to which the Registration Statement relates (the “Equity Award Shares” and, together with the Merger Consideration Shares, the “Registered Shares”) are to be issued by Clearwater upon vesting and settlement of certain issued and outstanding restricted stock units and performance stock units of Enfusion that (A) were outstanding or issued on the date of the Merger Agreement and (B) are issued prior to the consummation of the Merger.

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Clearwater Analytics Holdings, Inc.

March 6, 2025

In connection therewith, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the Merger Agreement, (ii) the Registration Statement, (iii) the Certificate of Incorporation of Clearwater in the form attached as Exhibit 3.1 to the Registration Statement, (iv) the Bylaws of Clearwater in the form attached as Exhibit 3.2 to the Registration Statement and (v) resolutions of the board of directors of Clearwater that pertain to the Merger Agreement and the issuance of the Registered Shares pursuant thereto. In addition, we have also made such further legal and factual examinations and investigations as we considered necessary or appropriate for purposes of expressing the opinions set forth herein.

For purposes of this letter, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto, and the due authorization, execution and delivery of all documents by the parties thereto other than Clearwater. We have not independently established or verified any facts relevant to the opinion expressed herein, but have relied upon statements and representations of the officers and other representatives of Clearwater and others as to factual matters.

In furnishing this opinion, we have further assumed that (i) the Registration Statement (including any post-effective amendments), will have become effective, (ii) all Registered Shares will be issued and delivered in accordance with the terms of the Merger Agreement and in the manner specified in the Registration Statement and (iii) the other conditions to consummating the transactions contemplated by the Merger Agreement will have been satisfied or duly waived.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that when issued and delivered in accordance with the terms and conditions of the Merger Agreement, the Registered Shares will be validly issued, fully paid and non-assessable.

Our opinion expressed above is subject to the qualification that we express no opinion as to the applicability of, compliance with, or effect of any laws except the General Corporation Law of the State of Delaware (including the statutory provisions, all applicable provisions of the Delaware constitution and reported judicial decisions interpreting the foregoing).

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the issuance and sale of the Shares.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion after the date of effectiveness should the General Corporation Law of the State of Delaware be changed by legislative action, judicial decision or otherwise after the date hereof.

Clearwater Analytics Holdings, Inc.

March 6, 2025

This opinion is furnished to you in connection with the filing of the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.

Sincerely,

/s/ Kirkland & Ellis LLP

KIRKLAND & ELLIS LLP